Exhibit 1


August 29, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re:  Connecticut Yankee Atomic Power Company


Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel to the Connecticut Yankee Atomic Power Company ( the "Applicant"), an electric utility subsidiary of NU and the New England Electric System in connection with the transactions contemplated by the application/declaration filed on the date hereof (the "Application"). This opinion is given to you with respect to such transactions pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, the Applicant's charter documents, as amended to the date of this opinion, the proceedings of its shareholders and board of directors to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion. I have assumed that in respect of the Application an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of the Applicant will be in conformity therewith.

     The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application; (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the State of Connecticut; and (c) insofar as any opinion relates to the Certificate of Incorporation or Bylaws of the Applicant, I have assumed that the Certificate and Bylaws will not be amended between now and the time the transactions contemplated by the Application are consummated.

     Based on and subject to the foregoing, I am of the opinion that:

     1. All state laws applicable to the transactions for which the Commission's approval is sought will have been complied with at the time each transaction is consummated.

     2. The Applicant is validly organized and duly existing under the laws of the State of Connecticut.

     3. The consummation of the transactions for which the Commission's approval is sought will not violate the legal rights of the holders of any securities issued by the Applicant or any associate company of the Applicant.

     I hereby consent to the use of this opinion in connection with the filing of the Application.

     I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bars of such other jurisdictions.

                         Very truly yours,
                         /s/Jeffrey C. Miller
                         Assistant General Counsel
                         Northeast Utilities Service Company